FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
October 27, 2010		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ELECTS LAWSON AS VICE CHAIRMAN

ANN ARBOR, MI – United Bancorp, Inc. (UBMI) has announced that James C. Lawson has been appointed as Vice Chairman of the Board of Directors.

On October 21, 2010, the Board of Directors of United Bancorp, Inc. ("United" or the “Company”) appointed James C. Lawson as Vice Chairman. Mr. Lawson has been identified by the Board of Directors as the intended successor to David S. Hickman as Chairman of the Board of Directors of United. Mr. Lawson's appointment is a component of the Board's succession plan to fill the position expected to be vacated by Mr. Hickman as a result of his anticipated retirement. To facilitate an orderly transition, Mr. Lawson will work closely with Mr. Hickman, with the intent that he will succeed Mr. Hickman as Chairman of the Board following the 2011 annual meeting of shareholders.

Mr. Lawson is the General Manager of Avery Oil & Propane, Inc. in Tecumseh, Michigan. He has served on the Board of Directors of United since 1986, and currently serves as a member of the Company’s Compensation and Governance Committee. In addition, Lawson is a member of the Board of Directors of the Company’s subsidiary bank, United Bank & Trust, where he serves on a number of board committees.

Robert K. Chapman, President and Chief Executive Officer, stated “Mr. Lawson is an entrepreneur in Lenawee County, serving as owner or partner in a number of local businesses. These experiences have provided a diverse background into the formation and operation of a successful business. He is a lifelong resident of Lenawee County, and brings leadership, strategic planning, human resources and administrative skills and background to the Board. We are pleased that he has been elected to this important position.”

About United Bancorp, Inc.

United Bancorp, Inc. is a community based financial services company that strives to provide financial solutions to the markets and clients that we serve based on their unique circumstances and needs. We provide our services through the Bank's system of sixteen banking offices, one trust office, and 20 automated teller machines, located in Washtenaw, Lenawee and Monroe Counties, Michigan. For more information, visit the company’s website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions and current expectations about United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as “anticipated,” “intended,” ”expected” and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A – Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2009, in our Form S-1 Registration Statement filed with the Commission on October 1, 2010 under the heading “Risk Factors”, and in “Part II, Item 1A – Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.